EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                        STATE OF                   PERCENTAGE
           NAME                      INCORPORATION                OF OWNERSHIP
---------------------------         ----------------            ----------------
The Ohio Valley Bank Company              Ohio                         100%

Loan Central, Inc.                        Ohio                         100%

Ohio Valley Financial Services
  Agency, LLC                             Ohio                         100%

Ohio Valley Statutory Trust I             Ohio                         100%

Ohio Valley Statutory Trust II            Ohio                         100%

BSG Title Services, LLC                   Ohio                          50%

OVB Title Services, LLC                   Ohio                          49%

ProAlliance Corp.                         Ohio                           9%